Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Apr-04	Mar-04	Feb-04
Yield	15.62%	15.58%	16.19%
Less: Coupon	1.92%	1.91%	1.92%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.66%	5.70%	5.75%
Excess Spread	6.54%	6.47%	7.02%

Three Month Average Excess Spread	6.68%	6.06%	5.61%

Delinquency:
30 to 59 days	1.10%	1.20%	1.22%
60 to 89 days	0.85%	0.83%	0.89%
90 + days	1.88%	1.89%	1.97%
Total	3.83%	3.92%	4.08%

Payment Rate	18.17%	18.65%	17.98%